                                                                    EXHIBIT 12.1


                          JOHN Q. HAMMONS HOTELS, INC.
                 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                (000'S OMITTED)


                                          1993     1994     1995     1996     1997
                                         -------  -------  -------  -------  -------
HISTORICAL EARNINGS:
Net income before extraordinary
 item..................................  $15,390  $15,386  $18,729  $18,524  $ 8,791

Add:
Interest, amortization of deferred
 financing fees and other fixed
 charges (excluding interest
 capitalized)..........................   27,839   33,308   28,904   36,337   45,086
                                         -------  -------  -------  -------  -------
   Historical earnings.................  $43,229  $48,694  $47,633  $54,861  $53,877
                                         =======  =======  =======  =======  =======

FIXED CHARGES:
Interest expense and
 amortization of deferred
 financing fees........................  $27,412  $32,932  $28,447  $35,620  $44,325
Interest capitalized...................       --      957    5,270    7,162   10,259
Interest element of rentals............      427      376      457      717      761
                                         -------  -------  -------  -------  -------
   Fixed charges.......................  $27,839  $34,265  $34,174  $43,499  $55,345
                                         -------  -------  -------  -------  -------
RATIO OF EARNINGS TO
 FIXED CHARGES
 (A)...................................     1.55     1.42     1.39     1.26     0.97
                                         =======  =======  =======  =======  =======
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(A) In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before income taxes and fixed charges
    (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized)
    and the estimated interest portion of rents (deemed to be one-third of rental expense).